Exhibit 15

November 7, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 7, 2013 on our review of interim financial information of W. R. Grace & Co. (the "Company") for the three and nine month periods ended September 30, 2013 and September 30, 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2013 is incorporated by reference in its Registration Statements on Form S-8 dated May 12, 2000, April 28, 2011, and May 2, 2013.

Very truly yours,

McLean, Virginia